FOR IMMEDIATE RELEASE

DUCKWALL-ALCO NAMES NEW EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER

Gilmartin joins Midwest retailer to oversee merchandising,

marketing, store presentation and supply chain management

Abilene, Kan. (July 24, 2008) – Duckwall-ALCO Stores, Inc. (Nasdaq: DUCK) announced today that Jane Gilmartin has joined the Company as executive vice president and chief operating officer. Gilmartin comes to Duckwall-ALCO Stores with nearly 30 years of retail experience. She has served in senior leadership roles with companies such as Bed Bath & Beyond, Linens ‘N Things, and Ross Stores, Inc.

In her new role, Gilmartin will be responsible for merchandising, marketing, supply chain management, and store layout and visual presentation. Gilmartin will report to President and Chief Executive Officer Larry Zigerelli.

Gilmartin’s compensation package has been structured to closely align her interests with those of Duckwall-ALCO shareholders. The Company will grant her options for 60,000 shares of common stock at today’s closing price.

Zigerelli said, “I am delighted to have Jane Gilmartin join our executive team. We are very fortunate to have someone with Jane’s exceptional breadth of experience in merchandising, marketing and in-store environment joining us. I am confident Jane will make a tremendous impact on our Company.”

About Duckwall-ALCO Stores, Inc.

Duckwall-ALCO Stores, Inc. is a regional retailer that specializes in meeting the needs of smaller, underserved communities throughout the central United States. The Company offers an exceptional selection of fashionable merchandise, quality products and recognized brand names at reasonable prices. Its specialty is delivering those products with the friendly, personal service its customers have come to expect. With 257 stores across 22 states, Duckwall-ALCO Stores is proud to have continually provided excellent products at good value prices to its customers for 107 years. To learn more about Duckwall-ALCO Stores, Inc. visit www.ALCOstores.com.

Forward-looking statements

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”). Any forward-looking statements are made by the Company in good faith, pursuant to the safe-harbor provisions of the Act. These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments, and Company performance. Factors which could significantly change results include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company’s financial condition, and factors affecting the retail category in general. Additional information regarding these and other factors may be included in the Company’s 10-Q filings and other public documents, copies of which are available from the Company on request and are available from the United States Securities and Exchange Commission.

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For more information, contact:

Donny R. Johnson

Executive Vice President and Chief Financial Officer

785-263-3350 x164

e-mail: djohnson@ALCOstores.com

website: www.ALCOstores.com

or

Debbie Hagen

Hagen and Partners

913-652-6547

e-mail: dhagen@hagenandpartners.com